Exhibit 10.29

Name:	[●]
Number of Shares of Stock subject to Option:	[●]
Price Per Share:	$[●]
Date of Grant:	[●]

INVENTIV GROUP HOLDINGS, INC.

2010 EQUITY INCENTIVE PLAN

THIS STOCK OPTION AND ANY SECURITIES ISSUED UPON EXERCISE OF

THIS STOCK OPTION ARE SUBJECT TO RESTRICTIONS ON VOTING AND

TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS

SET FORTH IN THE STOCKHOLDERS AGREEMENT.

INVENTIV GROUP HOLDINGS, INC. STRONGLY ENCOURAGES YOU TO

SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS

WITH RESPECT TO YOUR STOCK OPTION AND ITS TAX CONSEQUENCES.

NON-STATUTORY STOCK OPTION AGREEMENT

This agreement (this “Agreement”) evidences a stock option granted by inVentiv Group Holdings, Inc. (the “Company”) to the undersigned (the “Optionee”) pursuant to and subject to the terms of the inVentiv Group Holdings, Inc. 2010 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference.

1. Grant of Stock Option. The Company grants to the Optionee on the date of grant set forth above (the “Date of Grant”) an option (the “Stock Option”) to purchase, on the terms provided herein and in the Plan, the number of shares of Stock of the Company set forth above (the “Shares”) with an exercise price per Share as set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Stock Option consists of two portions, subject to different vesting and exercise provisions as follows:

(a) as to [●] Shares of Stock subject hereto, this Stock Option shall be eligible to vest, if at all, on the basis of the time-vesting criteria set forth on Schedule A attached hereto (the “Time-Based Option”); and

(b) as to [●] Shares of Stock subject hereto, this Stock Option shall be eligible to vest, if at all, on the basis of the EBITDA performance-vesting criteria set forth on Schedule B attached hereto (the “EBITDA Option”).

The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that is not to be treated as a stock option described in subsection (b) of Section 422 of the Code) and is granted to the Optionee in connection with the Optionee’s Employment by the Company and its qualifying subsidiaries.

2. Meaning of Certain Terms. Except as otherwise defined herein (including, for the avoidance of doubt, in the Schedules attached hereto, which are incorporated herein and are a part hereof), all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:

(a)	“Beneficiary” means the death beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Optionee prior to the Optionee’s death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Optionee’s estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Optionee’s death, of an instrument of revocation in form acceptable to the Administrator.

(b)	“Change of Control” means (a) any change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors (i) will have the direct or indirect power to elect a majority of the members of the Board or (ii) will own more than 50% of the Equivalent Shares or (b) a sale of all or substantially all of the assets of the Company or inVentiv Health, Inc.

(c)	“Equivalent Shares” means, at any date of determination, (i) as to any outstanding shares of Stock, such number of shares of Stock and (b) as to any outstanding options, warrants or convertible securities, the maximum number of shares of Stock for which or into which such options, warrants or convertible securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

(d)	“Investors” means Thomas H. Lee Partners, L.P. and its related investment funds that hold shares of the Company’s Stock.

(e)	“Option Holder” means the Optionee or, if as of the relevant time the Stock Option has passed to a Beneficiary, the Beneficiary who holds the Stock Option pursuant to the terms of this Agreement.

3. Vesting; Method of Exercise; Treatment of the Stock Option Upon Cessation of Employment.

(a)

Generally. As used herein with respect to the Stock Option or any portion thereof, the term “vest” means to become exercisable and the term “vested” as applied to any portion of the Stock Option means that such portion is then exercisable, subject in each case to the terms of the Plan.

Unless earlier terminated, relinquished or expired, each of the Time-Based Option and the EBITDA Option will vest in accordance with the terms of Schedule A and Schedule B, respectively, attached hereto.

(b)	Exercise of the Stock Option. No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of the Plan and shall be in writing, subject to any restrictions provided under the Plan and the Stockholders Agreement and to such additional administrative rules as the Administrator may reasonably prescribe. Each such written exercise election must be received by the Company at its principal office or by such other party as the Administrator may reasonably prescribe and be accompanied by payment in full as provided in the Plan. If the Stock Option is exercised by a person other than the Optionee, the Company will be under no obligation to deliver shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise the Stock Option and compliance with applicable securities laws and the terms of the Stockholders Agreement. The latest date on which the Stock Option or any portion thereof may be exercised will be the 10th anniversary of the Date of Grant (the “Final Exercise Date”) and if not exercised by such date, or earlier forfeited or otherwise terminated, the Stock Option or any remaining portion thereof will thereupon immediately terminate.

(c)	Treatment of the Stock Option Upon Cessation of Employment. Except as expressly provided on Schedule B, if the Optionee’s Employment ceases, the Stock Option to the extent not already vested will be immediately forfeited, and any vested portion of the Stock Option that is then outstanding will be treated as follows:

(i) Subject to clauses (ii), (iii), (iv) and (v) below, the Stock Option to the extent vested immediately prior to the cessation of the Optionee’s Employment will remain outstanding and exercisable until the earlier of (A) the date that is thirty (30) days following the date of such cessation of Employment, and (B) the Final Exercise Date, and except to the extent previously exercised will thereupon immediately terminate.

(ii) Subject to clauses (iv) and (v) below, if the Optionee’s Employment terminates by reason of the Optionee’s death or Disability, the Stock Option, to the extent it is then vested, will remain outstanding and exercisable until the earlier of (A) the first (1st) anniversary of the date of termination, and (B) the Final Exercise Date, and then, except to the extent previously exercised, will thereupon immediately terminate.

(iii) Subject to clauses (iv) and (v) below, if the Optionee’s Employment terminates by reason of an involuntary termination by the Company and its subsidiaries other than for Cause, the Stock Option, to the extent it is then vested, will remain outstanding and exercisable until the earlier of (A) the date that is ninety (90) days after the date of termination and (B) the Final Exercise Date, and then, except to the extent previously exercised, will thereupon immediately terminate.

(iv) If the Optionee’s Employment is terminated by the Company and its subsidiaries for Cause, or if the Optionee voluntarily terminates his or her Employment and, at the time of such termination, there exist circumstances that would have entitled the Company and its subsidiaries to terminate the Optionee’s Employment for Cause, the Stock Option (whether or not vested) will immediately terminate and be forfeited upon such termination.

(v) The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Stock Option at any time if the Optionee breaches the Restrictive Covenant Obligations set forth below.

4. Share Restrictions, Etc. Not later than upon the execution of this Agreement and as a condition to the effectiveness of this Stock Option, the Optionee shall execute and deliver a counterpart signature page to, and become a party to, the Stockholders Agreement as a “Manager” thereunder. The Optionee’s rights hereunder (including with respect to shares received upon exercise) are subject to the additional restrictions and other provisions contained in the Stockholders Agreement.

5. Legends, Etc. Shares issued upon exercise of the Stock Option or otherwise delivered in satisfaction of the Stock Option will bear such legends as may be required or provided for under the terms of the Stockholders Agreement.

6. Transfer of Stock Option. The Stock Option may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

7. Withholding. The Optionee expressly acknowledges and agrees that the Optionee’s rights hereunder, including the right to be issued shares upon exercise, are subject to the Optionee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any. No shares will be transferred pursuant to the exercise of the Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and has committed (and by exercising the Stock Option the Optionee shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such shares, or has made other arrangements satisfactory to the Administrator with respect to such taxes. The Optionee also authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise owed to the Optionee, but nothing in this sentence shall be construed as relieving the Optionee of any liability for satisfying his or her obligations under the preceding provisions of this Section.

8. Effect on Employment. Neither the grant of the Stock Option, nor the issuance of shares upon exercise of the Stock Option, will give the Optionee any right to continued Employment with the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

9. Restrictions on Activities of the Optionee.

(a)	Non-Competition Restrictions.

(i) During the Optionee’s Employment and for a period of twelve (12) months after the date of termination of the Optionee’s Employment (the “Restricted Period”), the Optionee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company, corporation or other entity, anywhere within the Territory (as defined below), own, manage, operate or participate in the ownership, management, operation or control of, or be employed by or provide services to, any person, business or entity which competes with the inVentiv Business (as defined below) if the Optionee would have: (i) responsibilities that are entirely or substantially similar to the responsibilities the Optionee had at any time during the last twelve (12) months of the Optionee’s Employment; or (ii) access to, or responsibility for, confidential information similar or relevant to that Proprietary Information (defined below) to which the Optionee had access to during the last twelve (12) months of the Optionee’s Employment. Notwithstanding anything to the contrary, nothing in this Agreement prohibits the Optionee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Optionee has no active participation in the business of such corporation.

(ii) For purposes of this Agreement, “inVentiv Business” shall mean the business of designing, developing, marketing, selling and/or providing for (i) pharmaceutical, life sciences, medical device and medical diagnostic companies: (A) the commercialization of pharmaceuticals, biologics and medical devices or diagnostic products which includes the sales, marketing, naming, advertising and assessing of patient outcomes for the Company’s and its subsidiaries’ (collectively, “inVentiv”) clients, (B) clinical research organizations, (C) staffing clinical trial and/or clinical research and development personnel, and (D) consulting services which includes the brand management, business development, clinical development, medical affairs, pricing and market access and sales for the inVentiv’s clients, (ii) health care providers, third-party administrators and insurers: medical claims review and negotiations, and (iii) any other business that inVentiv engages in, or which inVentiv has developed definitive plans to engage in, as of the Optionee’s termination date.

(iii) For purposes of this Agreement, the “Territory” shall mean every State or foreign country where inVentiv maintains employees, owns or leases property or otherwise conducts business during the Restricted Period.

(b)	Non-Solicitation and No-Hire Restrictions. During the Restricted Period, the Optionee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company, corporation or other entity: (i) solicit, or attempt to solicit any officer, director, consultant or employee of inVentiv to terminate or diminish such individual’s employment or engagement with inVentiv, (ii) hire any officer, director, consultant or employee of inVentiv, or (iii) solicit the sale of, sell, offer, or provide, any products or services that are similar to or competitive with products or services sold by, offered by, manufactured by, designed by or distributed by inVentiv, to any person, company or entity which was a customer or potential customer of inVentiv for such products or services and with whom the Optionee had direct contact or about whom the Optionee learned Proprietary Information at any time during the last twelve (12) months of the Optionee’s Employment.

(c)	Confidentiality and Creative Works. The Optionee hereby affirms that:

(i) The Optionee has not and will not, at any time during or after the Optionee’s Employment, make any unauthorized use or disclosure of any Proprietary Information, or make any use thereof at all, except in the course and scope of the Optionee’s Employment and as necessary and authorized for carrying out the Optionee’s Employment responsibilities. This Agreement shall not prevent the Optionee from revealing evidence of criminal wrongdoing to law enforcement or prohibit the Optionee from divulging Proprietary Information by order of court or agency of competent jurisdiction. However, the Optionee shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure Proprietary Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

(ii) For purposes of this Agreement, “Proprietary Information” may include, but is not limited to, (1) products, (2) services, (3) designs, (4) methods, (5) techniques, (6) systems, (7) know-how, (8) strategic or technical data, (9) marketing research data, (10) product research and development data, (11) sales techniques, (12) sales data, (13) confidential customer lists, (14) software, (15) business plans, (16) pricing information, (17) employee personnel files, (18) clinical and/or patient data, (19) recruiting information, including, but not limited to, candidate data and client preference and contact data, and (20) any other information gained in the course of the Optionee’s Employment that could reasonably be deleterious to inVentiv if disclosed to third parties.

(iii) To the extent any rights in Creative Works (defined below) are not already owned by inVentiv, the Optionee irrevocably assigns and transfers to inVentiv all proprietary rights, including, but not limited to, all patent, copyright, trade secret, trademark, and publicity rights, in the Creative Works and agree that inVentiv will be the sole and exclusive owner of all right, title, and interest in the Creative Works. inVentiv will have the right to use all Creative Works, whether original or derivative, in any manner whatsoever and in any medium now known or later developed. The Optionee agrees not, at any time, to assert any claim, ownership, or other interest in any of the Creative Works.

(iv) Both during and after the Optionee’s Employment, the Optionee agrees to execute any documents necessary to effectuate the assignment to inVentiv of the Creative Works, and will execute all papers and perform any other lawful acts reasonably requested by inVentiv for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for the Creative Works. The Optionee further agrees that the Optionee will not be entitled to any compensation in addition to the salary paid to the Optionee during the development of the Creative Works. In the event inVentiv is unable, for any reason, to secure the Optionee’s signature to any document inVentiv requests that the Optionee execute under this Section 9(c)(iv), the Optionee hereby irrevocably designates and appoints inVentiv and its authorized officers and agents as the Optionee’s agents and attorneys in fact to act for and on behalf of the Optionee to execute such document with the same legal force and effect as if executed by the Optionee.

(v) If the Optionee is based in the States of California or Minnesota, the Optionee confirms that inVentiv has informed the Optionee (pursuant to 2872 of the California Labor Code and Section 181.78 of the Minnesota Statutes) that the assignment provisions of this Section 9(c) do not apply to any Creative Works that qualify as Excluded Works (defined below) under the provisions of Section 2870 of the California Labor Code or Section 181.78 of the Minnesota Statutes. If the Optionee works in other states, the exclusion set forth in this Section 9(c) also applies to Creative Works that fall within the definition of Excluded Works and are made or conceived, first reduced to practice or learned by the Optionee, either alone or jointly with others, while the Optionee is based by inVentiv in Illinois, Delaware and North Carolina or any other state that has a statutory provision restricting the scope of assignable inventions to an extent similar to the limitations applicable to California and Minnesota employees.

(vi) For purposes of this Agreement, “Creative Works” include, but are not limited to, all original works of authorship, inventions, discoveries, designs, computer hardware and software, algorithms, programming code, databases, database structures, or other information, business ideas, and related improvements and devices, which are conceived, developed, or made by the Optionee, either alone or with others, in whole or in part, on or off inVentiv’s premises, (i) during the Optionee’s Employment, (ii) with the use of the time, materials, or facilities of inVentiv, (iii) relating to any product, service, or activity of inVentiv of which the Optionee has knowledge, or (iv) suggested by or resulting from any work performed by the Optionee for inVentiv. Creative Works do not include inventions or other works developed by the Optionee: (i) before the Optionee commenced Employment; or (ii) entirely on the Optionee’s own time without using inVentiv’s equipment, supplies, facilities, or Proprietary Information (collectively, “Excluded Works”) except for those inventions or works that either: (a) relate at the time of conception or reduction to practice of the invention to the inVentiv Business or actual or demonstrably anticipated research or development of inVentiv; or (b) result from any work performed, directly or indirectly, by the Optionee for inVentiv.

(d)

Forfeiture and Merger. The Stock Option, and any Shares received upon the exercise of the Stock Option, shall be forfeited in their entirety if the Optionee breaches the provisions of Optionee’s restrictive covenant obligations set forth in Section 9 of this Agreement (the “Restrictive Covenant Obligations”); provided, that if the Company or one of its affiliates has purchased the Shares received upon exercise of the Stock Option within six (6) months prior to the date on which the Optionee would otherwise have been required to forfeit the Stock Option, or any Shares received upon the exercise of the Stock Option, under this subsection (d) as a result of the Optionee’s breach of the Restrictive Covenant Obligations, the Company will additionally be entitled to recover any and all cash proceeds realized by the Optionee in connection with such purchase. The Restrictive Covenant Obligations herein supersede all prior agreements with respect to the Optionee’s Restrictive Covenant Obligations.

10. Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

By acceptance of the Stock Option, the undersigned agrees hereby to become a party to, and be bound by the terms of, the Stockholders Agreement and to be subject to the terms of the Plan. For the avoidance of doubt, the provisions of this Agreement and the Plan shall apply to the Stock Option, including without limitation the vesting (if any) of the Stock Option, notwithstanding any provision relating to the vesting or other treatment of equity-based awards of the Company or its Affiliates contained in any other agreement between the Optionee and the Company or any Affiliate. The Optionee further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Optionee.

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Executed as of the      day of         .

Company:	INVENTIV GROUP HOLDINGS, INC.

By:
Name:
Title:

Optionee:
Name:
Address:

[Signature Page to Option Agreement]

Schedule A

Time-Based Option Vesting Schedule

Schedule B

EBITDA Option Vesting Schedule